UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2012

INDIEPUB ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34796	71-1033391

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

11258 Cornell Park Drive, Suite 608
Blue Ash, OH  45242
 (Address of principal executive
offices including zip code)
(513) 718-2494
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

The restricted shares of the common stock of indiePub Entertainment, Inc. (“indiePub” or the “Company”) awarded to each of Ray Schaaf and Mark Seremet on January 4, 2013 (the “Effective Date”) as described in Item 5.02 below were issued in a private offering pursuant to the exemption provided under Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of the Effective Date, the Board of Directors (the “Board”) of the Company appointed Ray Schaaf as President and Chief Executive Officer of the Company and transitioned Mark Seremet to the position of Chief Strategy Officer of the Company.  Effective December 28, 2012, Mr. Schaaf became a member of the Company’s Board of Directors.

Schaaf Agreement

Mr. Schaaf, age 51, has over 25 years of digital media experience, including games, content, ecommerce, and mobile industries. Prior to joining the Company as a consultant in August 2011, from 2009 Mr. Schaaf served as President of Neumedia, Inc. (f/k/a Mandalay Media, Inc.) and also served on that company’s Board. From 2007 to 2009, Mr. Schaaf served as President and Chief Executive Officer of Arcadia Entertainment, Inc. From 2005 to 2007, Mr. Schaaf was Chief Operating Officer of Navio, a digital content, ecommerce, and promotions solution provider to Fox Interactive Media, Shockwave, Disney, Sony BMG, EMI, and MasterCard.  Mr. Schaaf previously held executive positions at Glu Mobile, Intershop Communications AG, Veritas Software, NeXT Computers and Ziff Davis.

The Company and Mr. Schaaf have entered into an Employment Agreement (the “Schaaf Agreement”) pursuant to which Mr. Schaaf will be paid a base salary of $300,000 per year.  For 2012 and in subsequent years, Mr. Schaaf will be eligible to receive a year-end annual cash bonus.  The amount of the bonus will be up to a maximum of 100% of his base salary.  Mr. Schaaf is entitled to a minimum of $75,000 for his bonus for 2012.  On the Effective Date, Mr. Schaaf received a grant of 1,375,000 restricted shares of the Company’s common stock.

Pursuant to the terms of the Schaaf Agreement, there is no required minimum period of employment and either the Company or Mr. Schaaf may terminate his employment under the Schaaf Agreement at any time for any reason or no reason. If Mr. Schaaf voluntarily terminates the Schaaf Agreement, he is obligated to give the Company at least 30 days’ prior written notice. If the Company voluntarily terminates the Schaaf Agreement, the Company is obligated to give Mr. Schaaf at least 30 days’ prior written notice. In the event that the Company terminates the employment of Mr. Schaaf Without Cause or if he terminates his employment for Good Reason, each as defined in the Schaaf Agreement, Mr. Schaaf is entitled to a severance payment equal to eighteen months of his then base salary plus a pro-rata portion of the target bonus through the date of termination. If such termination occurs during a change of control period, Mr. Schaaf is entitled to a severance payment equal to up to eighteen months of his then base salary plus his target bonus for the severance period. Mr. Schaaf will be indemnified by the Company and covered by its directors’ and officers’ liability insurance policy.

Seremet Agreement

Mr. Seremet, age 47, has been the Company’s Chief Executive Officer and President since May 2009, and has served as a director since September 2008. He has been Chief Executive Officer of Zoo Games, Inc. a Subsidiary of the Company, since January 2009 and has served as President of that company since April 2007.

The Company and Mr. Seremet have entered into an Employment Agreement (the “Seremet Agreement” and, collectively with the Schaaf Agreement, the “Agreements”) pursuant to which Mr. Seremet will be paid a base salary of $285,000 per year.  For 2012 and in subsequent years, Mr. Seremet will be eligible to receive a year-end annual cash bonus.  The amount of the bonus will be up to a maximum of 100% of his base salary.  On the Effective Date, Mr. Seremet received a grant of 550,000 restricted shares of the Company’s common stock.

Pursuant to the terms of the Seremet Agreement, there is no required minimum period of employment and either the Company or Mr. Seremet may terminate his employment under the Seremet Agreement at any time for any reason or no reason. If Mr. Seremet voluntarily terminates the Seremet Agreement, he is obligated to give the Company at least 30 days’ prior written notice. If the Company voluntarily terminates the Seremet Agreement, the Company is obligated to give Mr. Seremet at least 30 days’ prior written notice. In the event that the Company terminates the employment of Mr. Seremet Without Cause or if he terminates his employment for Good Reason, each as defined in the Seremet Agreement, Mr. Seremet is entitled to a severance payment equal to six months of his then base salary plus a pro-rata portion of the target bonus through the date of termination. If such termination occurs during a change of control period, Mr. Seremet is entitled to a severance payment equal to up to twelve months of his then base salary plus his target bonus for the severance period. Mr. Seremet will be indemnified by the Company and covered by its directors’ and officers’ liability insurance policy.

The foregoing descriptions of the Agreements do not purport to be complete and are qualified in their entirety by reference to the respective Agreements, which are filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K and incorporated into this Item 5.02 by reference. Please see the Agreements attached as exhibits to this Form 8-K for further information.

Item 9.01	Financial Statements and Exhibits.

       (d)  Exhibits

No.	Description

10.1	Employment Agreement between indiePub Entertainment and Ray Schaaf

10.2	Employment Agreement between indiePub Entertainment and Mark Seremet

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

indiePub Entertainment, Inc.

Date: January 4, 2013	By:	/s/ Ray Schaaf
Ray Schaaf
President and Chief Executive Officer